SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 1, 2016

AOXIN TIANLI GROUP, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On September 1, 2016, Aoxin Tianli Group, Inc. (NASDAQ:ABAC), a British Virgin Islands company ("Aoxin Tianli" or the "Company"), amended its Amended and Restated Memorandum and Articles of Association (the “M&A”) to reduce the number of authorized common shares from 100,000,000 to 25,000,000 in connection with a one (1) -for- four (4) reverse stock split (the “Reverse Split”) of its authorized and issued and outstanding common shares (the “Common Shares”). Under the laws of the British Virgin Islands and the M&A, shareholder approval of the Reverse Split was not required. The M&A, as amended, has been filed as Exhibit 3.1 to this report.

The Reverse Split will become effective and the Common Shares will begin trading on the NASDAQ Capital Market (“NASDAQ”) on a split-adjusted basis, Friday, September 9, 2016, under the symbol “ABAC” but with a new CUSIP number G0404E 112.

As a result of the Reverse Split, every four issued and outstanding Common Shares will automatically be combined into one issued and outstanding share. No fractional shares will be issued. All fractional shares created by the Reverse Split will be rounded up to the nearest whole share. As a result of the Reverse Split, the total number of issued and outstanding Common Shares will be reduced from 31,952,000 to approximately 7,990,000.

On September 21, 2015, the Company received a letter from The NASDAQ Stock Market notifying the Company that the minimum bid price of the Company’s common shares was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5450(a)(1).  The notification letter stated that the Company would be afforded 180 calendar days, or until March 21, 2016, to regain compliance with the minimum closing bid requirement. The notification letter also stated that if  the  Company  did  not  regain  compliance by March 21, 2016,  the  Company  would be  eligible  for additional time if the Company met the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and provided written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

In March 2016, the Company provided NASDAQ with written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

The Reverse Split is intended to increase the per share trading price of the Common Shares to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. The Common Shares are subject to de-listing on September 19, 2016, if the closing bid price of the Company's Common Shares is not at or above $1.00 per share for a minimum of 10 consecutive business days prior to September 19, 2016 (the “Delist Date”). Inasmuch as the Reverse Split will not be effective until September 9, 2016, there are not sufficient trading days for the Company’s Common Shares to trade at or above $1.00 per share for a minimum of 10 consecutive business days prior to September 19, 2016.  Should NASDAQ send the Company notice that it is subject to delisting due to its failure to meet the $1.00 minimum bid price requirement, the Company intends to request a hearing to maintain its listing on NASDAQ since there are only seven trading days prior to the Delist Date.

Item 7.01 Regulation FD Disclosure.

On September 8, 2016, Aoxin Tianli issued a press release concerning the Reverse Stock Split. The press release has been filed as Exhibit 99.2 to this report.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
3.1	Amended and Restated Memorandum and Articles of Association filed with the Registry of Corporate AffairsOf the BVI Financial Services Commission on September 1, 2016.
99.1	Press release issued on September 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AOXIN TIANLI GROUP, INC.

By:	/s/ Wocheng Liu
Wocheng Liu
Chairman and Co-Chief Executive Officer

Dated: September 8, 2016